Exhibit 99.1

Quantum Materials Ships 20 Grams of Quantum Dots to Major Asia-based Global Company in First Weeks of Operation of Scaled Production System

SAN MARCOS, Texas, June 19, 2014 – Quantum Materials Corp. (OTCQB:QTMM) today announced the shipment of 20 grams of quantum dots to a major Asia-based global company. Quantum Materials accomplished the manufacture in a portion of the first week after installation and commissioning runs of the Company’s new automated production system. The precision afforded by automating production allows Quantum Materials to produce high performance tetrapod quantum dots and other materials with exacting quality control resulting in uniform structure, and tuned narrow emission FWHM.

Quantum Materials Vice President of Research & Development David Doderer said, “We are confident that our first week’s output paves the way for our successful participation in the quantum dot-enabled market. While the breadth of possibilities of making different highly functional quantum dots and nanomaterials with specific and custom selectivity of performance characteristics give us much to explore, we have proven the capability of mass production of bespoke products to meet specific consumer product and research market demands.”

This custom delivery is the first of several that Quantum Materials has slated to be produced and shipped to potential partners and clients as requested for varied applications in the optoelectronic, photovoltaic and nanobiology fields. In optoelectronics, the uniformity of Quantum Materials quantum dots is intended to enhance color gamut and luminescence performance for targeted consumer electronics products. In photovoltaics, longer tetrapod arms exhibit higher conversion of photons for sensors and solar cells, and in nanobio, QMC quantum dots can be used for near-instantaneous, highly accurate results in diagnostic assays, medical imaging and as drug delivery platforms.

About Quantum Materials Corp.
Quantum Materials Corp. develops and manufactures Tetrapod Quantum Dots for use in medical, display, solar energy and lighting applications through its patent pending volume production process. Quantum dot semiconductors enable a new level of engineered performance in a wide array of established consumer and industrial products. QMC's volume manufacturing methods enable consistent QD quality and scalable cost reductions to drive innovative discovery to commercial success. (http://www.qmcdots.com)

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements that involve risks and uncertainties concerning business, products, and financial results. Actual results may differ materially from the results predicted. More information about potential risk factors that could affect our business, products, and financial results are included in our annual report and in reports subsequently filed with the Securities and Exchange Commission ("SEC").

All documents are available through the SEC's EDGAR System at http://www.sec.gov/ or www.QMCdots.com. We hereby disclaim any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

Contact:

Art Lamstein
Director of Marketing
Quantum Materials Corp.
415.609.4969
artlamstein@QMCdots.com

Media:
Rich Schineller
941.780.8100
rich@prmgt.com